Exhibit 23.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Barnes & Noble, Inc.

The audits referred to in our report dated June 27, 2012, except for the adjustments described in Note 2, as to which the date is July 26, 2013, relating to the consolidated financial statements of Barnes & Noble, Inc., which is incorporated in Item 8 of this Form 10-K by reference to the annual report to stockholders for the year ended April 27, 2013 also included the audits of the financial statement schedule for the years ended April 30, 2011 and April 28, 2012, listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP
New York, New York
July 26, 2013